Exhibit 10.08

Schedule of Non-Employee Director Compensation
Effective January 1, 2005

Cash fees are paid semiannually, on the last business days of June and December, or at the beginning of the following year if payment is deferred pursuant to the Outside Directors Deferred Compensation Plan.

Annual Retainer Fee	$75,000
Committee Meeting Fees, per meeting	$1,500
Committee Annual Retainer Fees:
Audit Committee Chairperson	$10,000
Audit Committee Member	$5,000
Executive Compensation Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Chairperson	$5,000

Stock option grants pursuant to the 1998 Director Stock Option Plan have an exercise price equal to the fair market value on the date of grant date, vest one year after the grant date, and have a 10-year term.

Initial stock option grant upon election to the Board	8,000 shares
Semiannual stock option grant	2,000 shares